EXECUTION VERSION

EXHIBIT 10.16

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of March 30, 2007, by and among GTSI CORP., a Delaware corporation (the “Borrower”), the Lenders (as defined below) signatory hereto, the other Borrower Parties (as defined below) signatory hereto, and CRYSTAL CAPITAL FUND, L.P., in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, certain Subsidiaries of the Borrower signatory thereto as Guarantors (together with the Borrower, collectively, the “Borrower Parties”), the lenders signatory thereto from time to time (the “Lenders”) and the Administrative Agent are parties to a certain Credit Agreement, dated as of June 2, 2006, as amended by that certain First Amendment to Credit Agreement dated as of July 12, 2006 and as further amended by that certain Second Amendment to Credit Agreement dated as of November 30, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower; and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders and the Administrative Agent are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.             Amendments to Section 1.1.  Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended and modified by adding the following new definition of “Third Amendment Effective Date” in the appropriate alphabetical order:

“Third Amendment Effective Date” shall mean March 30, 2007.

2.             Amendment to Section 2.4(b).  Section 2.4(b) of the Credit Agreement, “Early Termination Fee”, is hereby amended and modified by deleting such section in its entirety and by substituting the following in lieu thereof:

“(b)         Early Termination Fee.  In the event of any repayment or prepayment of the Term Loan (or any portion thereof) prior to the date which is twenty-four (24) months after the Third Amendment Effective Date for any reason, including, without limitation, (i) the acceleration of the Obligations after the occurrence of an Event of Default, (ii) the sale of, or casualty or condemnation of, any Collateral or the foreclosure and sale of

Collateral, (iii) sale of the Collateral in any bankruptcy or insolvency proceeding, or (iv) the restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any bankruptcy or insolvency proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, and as compensation for the cost of making the Term Loan available to the Borrower, and not as a penalty, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, an early termination fee (the “Early Termination Fee”) equal to the greater of (A) the result (not less than $0) of (y) all interest on the Term Loan that would be payable from the Third Amendment Effective Date through the date which is twelve (12) months after the Third Amendment Effective Date, minus (z) amounts actually paid by the Borrower in respect of all such interest (other than interest at the Default Rate) through the date of prepayment and (B) one percent (1.00%) of the amount repaid or prepaid.  The Early Termination Fee shall be allocated among the Lenders in accordance with the amount of each Lender’s Term Loan Ratio.”

3.             Amendment to Section 8.9.  Section 8.9 of the Credit Agreement, “Minimum EBITDA”, is hereby amended and modified by deleting such section in its entirety and by substituting the following in lieu thereof:

“Section 8.9           Minimum EBITDA.  Commencing with the fiscal quarter ending June 30, 2007 and continuing until the FCCR Election Date, the Borrower Parties shall not permit the EBITDA of the Borrower Parties to be less than the amounts set forth in the table below for the applicable periods set forth in such table:

Period	Minimum EBITDA
Two fiscal quarter period ending June 30, 2007	$(10,421,000)
Three fiscal quarter period ending September 30, 2007	$(5,531,000)
Four fiscal quarter period ending December 31, 2007	$4,477,000
Four fiscal quarter period ending March 31, 2008	$6,000,000
Four fiscal quarter period ending June 30, 2008	$8,000,000

4.             Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment, it is understood and agreed that this Amendment shall not become effective, and the parties shall have no rights under this Amendment, until the Administrative Agent shall have received:

                (a)           executed counterparts to this Amendment from the Borrower, each of the other Borrower Parties and the Majority Lenders;

(b)           a fully executed amendment containing corresponding amendments to those contained herein (where applicable) under the Senior Credit Facility Documents, which shall be in form and substance satisfactory to the Administrative Agent; and

(c)           payment of an amendment fee to each Lender executing this Amendment in an amount equal to 0.30% of the outstanding principal amount of such Lender’s Term Loan, which shall be fully earned when due and non-refundable when paid.

5.             Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Borrower Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)           The execution, delivery and performance by such Borrower Party of this Amendment (i) are within such Borrower Party’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Borrower Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any Material Contract to which such Borrower Party is a party; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Borrower Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other Person;

(b)           This Amendment has been duly executed and delivered for the benefit of or on behalf of each Borrower Party and constitutes a legal, valid and binding obligation of each Borrower Party, enforceable against such Borrower Party in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

(c)           The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

6.             Reaffirmations and Acknowledgments.

(a)           Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Article 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.

(b)           Acknowledgment of Security Interests. Each Borrower Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

7.             Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

8.             Governing Law.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts and all applicable federal laws of the United States of America.

9.             No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

10.           Costs and Expenses.  The Borrower agrees to pay, in accordance with the terms and conditions contained in the Credit Agreement, all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

11.           Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

12.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

13.           Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

14.           Release.  In consideration for the accommodations provided pursuant to this Amendment, and acknowledging that the Administrative Agent and Lenders will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower Party hereby releases, remises and forever discharges the Administrative Agent and the Lenders and their respective agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Credit Agreement, the other Loan Documents, and/or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to date hereof.  This release shall be and remain in full force and effect notwithstanding the discovery by the Borrower Parties after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to the Borrower Parties’ execution of this release; provided, however, this release shall not extend to any claims arising after the execution of this Amendment.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal by their respective authorized officers as of the day and year first above written.

BORROWER:	GTSI CORP.

By:
Name:
Title:

GUARANTORS:	GTSI FINANCIAL SERVICES, INC.

By:
Name:
Title:

TECHNOLOGY LOGISTICS, INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT AND
LENDERS:	CRYSTAL CAPITAL FUND, L.P., as the Administrative Agent and a Lender

	By:	Crystal Capital GP, LLC, its General Partner

By:
Name:
Title:

CRYSTAL CAPITAL FUND, LTD, as a Lender

By:
Name:
Title: